MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

Vancouver, WA 98666

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

ELEMENTS VENTURES GROUP INC.

We consent to the use of our report dated May 14, 2026 with respect to the financial statements of ELEMENTS VENTURES GROUP INC. as of August 31, 2025 and 2024 and the related statements of operations, shareholders’ deficit and cash flows for the years then ended.

Michael Gillespie & Associates, PLLC

Vancouver, Washington

July 15, 2026

/S/ Michael Gillespie & Associates, PLLC